Exhibit 3.4

RESTATED ARTICLES OF INCORPORATION

OF

PERRIGO COMPANY

(a Michigan corporation)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

A.	The present name of the corporation is: Perrigo Company (the “Corporation”)

B.	The identification number assigned by the Bureau is: 239055

C.	The former name(s) of the Corporation are:

S & J Acquisition Corporation

S & J Acquisition Corp.

D.	The date of filing the original Articles of Incorporation was: 3-23-1988

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the Corporation:

ARTICLE I

The name of the Corporation is Perrigo Company.

ARTICLE II

The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act (the “Act”).

ARTICLE III

The total authorized capital stock of the Corporation is 60,000 shares of common stock.

The shares of stock shall all be of one and the same class and each shall have full voting powers and each shareholder shall be entitled to a number of votes equal to the number of shares held by such shareholder. All shares shall have equal relative rights, preferences and limitations. The shares of stock shall not include any nonvoting equity securities.

ARTICLE IV

The street address and mailing address of the Corporation’s registered office and the name of the Corporation’s resident agent at that address are:

Name of Resident Agent:	Todd W. Kingma

Street Address of Registered Office:	515 Eastern Ave Allegan, MI 49010

Mailing Address of Registered Office:	(same as above)

ARTICLE V

The duration of the Corporation is perpetual.

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between the Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or share holder thereof, or an application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all of the shareholders or class of shareholders and also on this Corporation.

ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3) of the Act.

ARTICLE VIII

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director. However, this provision does not eliminate or limit the liability of a director for any of the following:

(a) the amount of a financial benefit received by a director to which he or she is not entitled;

(b) intentional infliction of harm on the Corporation or its shareholders;

(c) a violation of Section 551 of the Act; or

(d) an intentional criminal act.

Any repeal, amendment or other modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or other modification. If the Act is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Act as so amended.

ARTICLE IX

(i) Indemnification of Officers, Directors, Employees and Agents. The Corporation shall indemnify each past and current director and officer, and may indemnify each past and current employee and agent, and advance expenses with respect thereto, to the extent authorized or permitted by the Act, as the same presently exists or may hereafter be amended. The approval of indemnification and advancement of expenses shall be made by the Corporation as prescribed in the Act. Any indemnification under this Section shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled, including the right to mandatory indemnification under Section 563 of the Act.

(ii) Application to a Resulting or Surviving Corporation or Constituent Corporation. The definition for “corporation” found in Section 569 of the Act, as the same exists or may hereafter be amended, is and shall be, specifically excluded from application to this Article. The indemnification and other obligations of the Corporation set forth in this Article shall be binding upon any resulting or surviving corporation after any merger of the Corporation. Notwithstanding anything to the contrary contained herein or in Section 569 of the Act, no person shall be entitled to the indemnification and other rights set forth in this Article for acting as a director or officer of another corporation prior to such other corporation entering into a merger with the Corporation.

(iii) Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the Act.

These Restated Articles of Incorporation were duly adopted on the 18th day of December, 2013, in accordance with the provisions of Section 642 of the Act, and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 18th day of December, 2013.

By:	/s/ Todd W. Kingma
Todd W. Kingma
Its:	Secretary

Prepared by and after filing return to:

John M. Novak, Esq.

Miller, Canfield, Paddock and Stone, P.L.C.

277 S. Rose Street, Suite 5000

Kalamazoo, MI 49007

(269) 388-6825

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